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                                                                     Exhibit 8.1

                                                 HUNTON & WILLIAMS LLP
                                                 RIVERFRONT PLAZA, EAST TOWER
                                                 951 EAST BYRD STREET
                                                 RICHMOND, VIRGINIA 23219-4074

                                                 TEL      804.788.8200
                                                 FAX      804.788.8218



                                                 FILE NO: 48714.122

December 12, 2003

Innkeepers USA Trust
306 Royal Poinciana Way
Palm Beach, Florida  33480

                              Innkeepers USA Trust
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

     We have acted as counsel to Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on December 5, 2003 (File No. 333-110982), as amended through the date hereof (the "Registration Statement"), with respect to the offer and sale of up to $250,000,000 of the common shares of beneficial interest, preferred shares of beneficial interest, and depositary shares of beneficial interest of the Company, and the offer and sale pursuant to the Registration Statement of up to ____ shares of Series C Preferred Shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"). You have requested our opinion regarding certain U.S. federal income tax matters.

     The Company, through Innkeepers USA Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), and its subsidiary partnerships (the "Subsidiary Partnerships"), currently owns 67 hotels and associated personal property (the "Hotels"). The Company, or a wholly owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The Operating Partnership and Subsidiary Partnerships lease (i) 37 of the Hotels to Innkeepers Hospitality, Inc., a Virginia corporation, and its affiliates (collectively, the "IH Lessee") pursuant to substantially similar operating leases (the "IH Leases"), (ii) 24 of the Hotels to four "taxable REIT subsidiaries" of the Company (the "TRS Lessee") pursuant to substantially similar operating leases (the "TRS Leases"), and (iii) six of the Hotels to affiliates of Wyndham International, Inc. (the "Summerfield Lessee") pursuant to substantially similar

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Innkeepers USA Trust
December 12, 2003
Page 2

operating leases (the "Summerfield Leases" and, together with the IH Leases and the TRS Leases, the "Leases"). The IH Lessee operates and manages the Hotels it leases. Innkeepers Hospitality Management, Inc., a Florida corporation ("IHM"), operates and manages the Hotels leased to the TRS Lessee pursuant to substantially similar management agreement (the "IHM Management Agreements"). Other affiliates of Wyndham International, Inc. operate and manage the six Hotels leased by the Summerfield Lessee pursuant to substantially similar management agreements (the "Summerfield Management Agreements" and, together with the IHM Management Agreements, the "Management Agreements") with the Summerfield Lessee.

     In early 2003, the Company and the TRS Lessee and another "taxable REIT subsidiary" of the Company (collectively, the "PLR TRSs") inadvertently failed to file "taxable REIT subsidiary" elections with the Internal Revenue Service (the "Service") on a timely basis. Treasury Regulations section 301.9100-3 provides a procedure under which a late filing of such elections will be excused, provided that the taxpayer has established to the Service's satisfaction that the taxpayer has acted reasonably and in good faith and that the interests of the government will not be prejudiced. On October 31, 2003, the Company submitted a request for a private letter ruling to the Service requesting such relief (the "PLR Request"). The failure to receive a private letter ruling granting such relief could result in a loss of the Company's status as a real estate investment trust (a "REIT") for its 2003 tax year and for the four subsequent tax years. Based on our informal conversations with the Service in connection with the submission of the PLR Request and our review of applicable law, Treasury regulations (the "Regulations"), and similar rulings, we are unaware of any reason that the Service would decline to issue the requested ruling. Nonetheless, we can express no legal opinion as to whether such ruling will be issued, and there can be no assurance that the requested ruling will in fact be issued by the Service.

     In giving the opinions set forth herein, we have examined the following:

1. the Company's Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on September 21, 1994, as amended on October 4, 1995 and September 18, 1996, and the Articles Supplementary to the Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on May 15, 1998;

2.  the Company's Amended and Restated By-Laws;

3. the Registration Statement and the prospectus (the "Prospectus") and the supplement (the "Prospectus Supplement") filed as a part of the Registration Statement;

4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of November 1, 1996 (the "Operating Partnership Agreement"), among

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Innkeepers USA Trust
December 12, 2003
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the Company, Innkeepers Financial Corporation, as general partner ("IFC"), and several limited partners, as amended;

5.  the partnership agreements of the Subsidiary Partnerships;

6.  the Leases;

7.  the Management Agreements;

8. the Pooling and Cumulation Agreement, dated as of December 1, 2003, among the PLR TRSs and IHM;

9. the Master Lease Assignment Agreement, dated as of August 8, 2003, among the Company, the Operating Partnership, certain Subsidiary Partnerships, the PLR TRSs, the IH Lesseee, and IHM;

10. the Management Agreement, dated as of March 4, 2003, between ENN Leasing Company V, LLC, a Tennessee limited liability company, and IHM (the "ENN Management Agreement");

11. the Hotel Management Agreement, dated as of February 28, 2003, between LB Raleigh Hotel LLC and IHM (together with the ENN Management Agreement, the "Unrelated Management Agreements");

12. a spreadsheet showing, for the period July 2003 through the end of 2006, the projected (i) gross revenues and net income from the Hotels, assuming the Hotels are leased to the TRS Lessee and managed by IHM, (ii) gross revenues and net income from the Unrelated Management Agreements, and (iii) gross revenues and net income from the Unrelated Management Agreements as a percentage of the aggregate gross revenues and net income, respectively, from the Hotels, assuming the Hotels are leased to the TRS Lessee and managed by IHM, prepared by IHM and attached to the IHM Officer's Certificate (as defined below);

13. the PLR Request;

14. the taxable REIT subsidiary elections for Innkeepers Residence Tysons, Inc. and the PLR TRSs (collectively, the "TRSs"); and

15. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

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Innkeepers USA Trust
December 12, 2003
Page 4

     In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2003 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Company Officer's Certificate"), true for such years;

3. IHM has operated and currently is operating in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of IHM (the "IHM Officer's Certificate," and together with the Company Officer's Certificates, the "Officer's Certificates"), true for the years addressed by such certificate;

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the partnership agreement of any Subsidiary Partnership after the date of this opinion that would affect its qualification as a REIT for any taxable year;

4. each partner (each, a "Partner") of the Operating Partnership, other than IFC, that is a corporation or other entity has a valid legal existence;

5. each Partner, other than IFC, has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby;

6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, IHM, the TRSs, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

7. the Service will issue the ruling requested by the Company and the PLR TRSs in the PLR Request.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificates. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificates. Furthermore, where such factual representations involve terms defined

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Innkeepers USA Trust
December 12, 2003
Page 5

in the Internal Revenue Code of 1986, as amended (the "Code"), the Regulations, published rulings of the Service, or other relevant authority, we have explained such terms to the Company's and IHM's representatives and are satisfied that such representatives understand such terms and are capable of making such factual representations.

     Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificates, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplement under the caption "Additional Federal Income Tax Consequences" (which are incorporated herein by reference), we are of the opinion that:

     (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2000 through December 31, 2002, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2003, and in the future; and

     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplement under the caption "Additional Federal Income Tax Consequences" are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Preferred Shares.

     We will not review on a continuing basis the Company's and IHM's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificates. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2003 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters

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Innkeepers USA Trust
December 12, 2003
Page 6

or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" in the Prospectus and "Additional Federal Income Tax Consequences" and "Other Matters-Legal" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.


                                           Very truly yours,

                                           /s/ Hunton & Williams LLP